EXHIBIT 8(b) & 9(b)



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE: INCOME MANAGER TRUST (THE "FUND")

Gentlemen:

This is to advise you that the Fund has established a new series of shares to be known as Neuberger & Berman High Yield Bond Portfolio. This is also to advise you that Neuberger & Berman New York Insured Portfolio has been dissolved effective October 24, 1997, and that Neuberger & Berman Ultra Short Bond Portfolio will be merged into Neuberger & Berman Limited Maturity Bond Portfolio as of the close of business on February 27, 1998. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated 7/2/93 and Section 9 of the Transfer Agency and Services Agreement dated 7/2/93, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as a Custodian and Transfer Agent for the new series under the terms of the respective contracts and that all series subject to these agreements be set forth in a Schedule A to both contracts. New Schedule As are attached hereto.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement returning one to the Fund and retaining one copy for your records.


By:  /s/ Michael J. Weiner
     ---------------------------
      Michael J. Weiner
      Vice President
      Income Managers Trust


Agreed to as of this 3rd day of February, 1998.

State Street Bank and Trust Company


By:  /s/ Ronald E. Logue
     ---------------------------

Title:  Executive Vice President
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